                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1 TO
                                      FORM 8-K
                 DATED AUGUST 12, 1997, AS FILED ON AUGUST 27, 1997

                              CURRENT REPORT PURSUANT
                           TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)  August 12, 1997
                                                --------------------------------

                        Sanctuary Woods Multimedia Corporation
--------------------------------------------------------------------------------
              (Exact Name of the Registrant as Specified in Its Charter)

                                       Delaware
--------------------------------------------------------------------------------
                    (State or Other Jurisdiction of Incorporation)

             0-21510                                 75-2444109
--------------------------------------------------------------------------------
     (Commission File Number)           (I.R.S. Employer Identification No.)

     1250 45th Street, Suite 350, Emeryville, California          94608-2924
--------------------------------------------------------------------------------
     (Address of Principal Executive Offices)                     (Zip Code)

                                    (510) 594-3200
--------------------------------------------------------------------------------
                 (Registrant's Telephone Number, Including Area Code)

                     1825 S. Grant Street, San Mateo, CA 94402
--------------------------------------------------------------------------------
            (Former Name or Former Address, if Changed Since Last Report)

Item 7.        FINANCIAL STATEMENTS AND EXHIBITS.

     In connection with the Report on Form 8-K dated August 12, 1997 and filed by the Registrant on August 24, 1997, the following financial statements and exhibits are filed as part of this Report:

     (a) Financial statements of business acquired, prepared pursuant to Rule 3-05 of Regulation S-X:

     (b) Pro forma financial information required pursuant to Article 11 of Regulation S-X:

     (c)  Exhibits in accordance with Item 601 of Regulation S-K:

          None.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  October 2, 1998

                                        SANCTUARY WOODS MULTIMEDIA CORPORATION


                                        By: /s/ Michelle Kraus
                                           -------------------------
                                           Michelle Kraus
                                           President and
                                           Chief Executive Officer

                        SANCTUARY WOODS MULTIMEDIA CORPORATION
                                  INDEX TO FORM 8-K/A

                                                                                                          PAGE
SANCTUARY WOODS MULTIMEDIA CORPORATION UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS:


Unaudited Pro Forma Combined Condensed Consolidated Financial Information. . . . . . . . . . . . . . . . . F-2

Unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997 and accompanying Note . . . . . . F-3

Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31,
  1997 and accompanying Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

Unaudited Pro Forma Combined Condensed Statements of Operations for the
  three month period ended June 30, 1997 and accompanying Note . . . . . . . . . . . . . . . . . . . . . . F-5


THEATRIX INTERACTIVE, INCORPORATED:


Report of the Independent Accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

Balance Sheets as of June 30, 1995, 1996 and 1997 (unaudited). . . . . . . . . . . . . . . . . . . . . . . F-7

Statements of Operations for the years ended June 30, 1995, 1996 and 1997 (unaudited). . . . . . . . . . . F-8

Statements of Stockholders' Deficit for the years ended June 30, 1995, 1996 and 1997 (unaudited) . . . . . F-9

Statements of Cash Flows for the years ended June 30, 1995, 1996 and 1997 (unaudited). . . . . . . . . . .F-10

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-11


                       SANCTUARY WOODS MULTIMEDIA CORPORATION
                       UNAUDITED PRO FORMA COMBINED CONDENSED
                               FINANCIAL INFORMATION


The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Sanctuary Woods Multimedia Corporation ("SWMC") of Theatrix Interactive, Incorporated ("Theatrix") in a transaction to be accounted for as a purchase.

The following unaudited pro forma combined condensed financial information is based on the historical financial statements of SWMC and Theatrix and should be read in conjunction with such financial statements and the notes thereto. The financial statements of SWMC as of March 31, 1997 and for the year ended are from the SWMC Annual Report on Form 10-K and the condensed financial statements of SWMC as of June 30, 1997 and for the three months ended are from the SWMC Form 10-Q for the period ended June 30, 1997. The financial statements of Theatrix as of June 30, 1997 and for the three years then ended are included elsewhere in this Form 8-K/A.

The unaudited pro forma combined condensed balance sheet is based upon SWMC's June 30, 1997 unaudited condensed consolidated balance sheet and Theatrix's
June 30, 1997 unaudited condensed balance sheet and has been prepared to reflect the acquisition of SWMC of Theatrix as of June 30, 1997. The unaudited pro forma combined condensed statement of operations for the year ended March 31, 1997 is based upon SWMC's historical condensed consolidated statements of operations for year ended March 31, 1997 and Theatrix's historical condensed statements of operations for the year ended June 30, 1997 and combines the results of operations of SWMC and of Theatrix for the year ended March 31, 1997 as if the acquisition occurred on April 1, 1996. The unaudited pro forma combined condensed statement of operations for the three months ended June 30, 1997 is based upon SWMC's historical condensed consolidated statements of operations for three months ended June 30, 1997 and Theatrix's historical condensed statements of operations for the three months ended June 30, 1997 and combines the results of operations of SWMC and of Theatrix for the three months ended June 30, 1997 as if the acquisition occurred on April 1, 1996.

The unaudited pro forma combined condensed financial information is based on the estimates and assumptions set forth in the notes to such information. The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                       SANCTUARY WOODS MULTIMEDIA CORPORATION
                UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                                   BALANCE SHEET
                                   JUNE 30, 1997


                                                                                       PRO FORMA              PRO FORMA
                                                          SWMC          THEATRIX      ADJUSTMENTS             COMBINED
                                                     --------------  --------------  --------------       ---------------
ASSETS
Current assets:
    Cash and cash equivalents                        $     684,000   $     858,000   $           -        $    1,542,000
    Accounts receivable, net                               542,000         229,000               -               771,000
    Inventories                                            497,000         192,000               -               689,000
    Prepaid expenses and other current assets              226,000          29,000               -               255,000
                                                     --------------  --------------  --------------       ---------------
         Total current assets                            1,949,000       1,308,000               -             3,257,000

Property and equipment, net                                437,000         957,000               -             1,394,000
Other assets                                                30,000         119,000       9,858,000  d         10,007,000
                                                     --------------  --------------  --------------       ---------------

         Total assets                                $   2,416,000   $   2,384,000   $   9,858,000        $   14,658,000
                                                     --------------  --------------  --------------       ---------------
                                                     --------------  --------------  --------------       ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable                                 $     889,000   $     307,000   $           -        $    1,196,000
    Accrued expenses and other current liabilities         896,000       1,067,000         500,000  c          2,463,000
    Current portion of long-term debt                        9,000         968,000               -               977,000
    Convertible subordinated debt                                -       2,000,000      (2,000,000) b                  -
                                                     --------------  --------------  --------------       ---------------

         Total liabilities                               1,794,000       4,342,000      (1,500,000)            4,636,000
                                                     --------------  --------------  --------------       ---------------

Mandatorily redeemable convertible preferred
    stock                                                        -      19,750,000     (19,750,000) b                  -
                                                     --------------  --------------  --------------       ---------------
Stockholders' equity (deficit):
    Preferred stock                                      5,084,000           6,000          (6,000) b          5,084,000
    Common stock                                            37,000          31,000         (28,000) a,b           40,000
    Warrants issued                                                                        868,000  a,c          868,000
    Additional paid-in capital                          37,091,000               -       8,529,000  a         45,620,000
    Accumulated deficit                                (40,838,000)    (21,745,000)     21,745,000  b        (40,838,000)
    Accumulated translation adjustments                   (752,000)              -               -              (752,000)
                                                     --------------  --------------  --------------       ---------------
         Total stockholders' equity (deficit)              622,000     (21,708,000)     31,108,000            10,022,000
                                                     --------------  --------------  --------------       ---------------

                                                     $   2,416,000   $   2,384,000   $   9,858,000        $   14,658,000
                                                     --------------  --------------  --------------       ---------------
                                                     --------------  --------------  --------------       ---------------

NOTE 1 - The pro forma balance sheet has been prepared to reflect the acquisition of Theatrix by SWMC for an aggregate price of $9,299,000. Pro forma adjustments are made to reflect:

a. The issuance of 3,102,528 shares of SWMC common stock valued at $8,532,000 and of a warrant for 500,000 shares of SWMC common stock valued at $723,000 necessary to complete the purchase acquisition;

b. The elimination of the common stockholders' equity accounts of Theatrix, including the conversion of a $2,000,000 note payable to preferred stock of Theatrix;

c. The issuance of a warrant to purchase 100,000 shares of SWMC common stock valued at $145,000 in exchange for investment banking fees and the net assets of Theatrix at estimated fair value at the acquisition date; and

d. The excess of acquisition cost over the fair value of net assets acquired (goodwill).

                       SANCTUARY WOODS MULTIMEDIA CORPORATION
                UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              STATEMENT OF OPERATIONS
                         FOR THE YEAR ENDED MARCH 31, 1997


                                                                                PRO FORMA             PRO FORMA
                                                SWMC           THEATRIX        ADJUSTMENTS            COMBINED
                                           ---------------  ---------------  ---------------      ----------------
Revenues                                   $    4,750,000   $    1,862,000   $            -       $     6,612,000
Cost of revenues                                1,513,000          447,000                -             1,960,000
                                           ---------------  ---------------  ---------------      ----------------
    Gross margin                                3,237,000        1,415,000                -             4,652,000
                                           ---------------  ---------------  ---------------      ----------------

Operating expenses:
    Research and development                    1,396,000        4,865,000                -             6,261,000
    Marketing and sales                         3,061,000        5,301,000                -             8,362,000
    General and administration                  2,851,000        1,950,000        2,629,000   a         7,430,000
                                           ---------------  ---------------  ---------------      ----------------
         Total operating expenses               7,308,000       10,116,000        2,629,000            22,053,000
                                           ---------------  ---------------  ---------------      ----------------

Operating loss                                 (4,071,000)     (10,701,000)      (2,629,000)          (17,401,000)

Other income (expense), net                       394,000          (93,000)               -               301,000
                                           ---------------  ---------------  ---------------      ----------------

Net loss                                   $   (3,677,000)  $  (10,794,000)  $   (2,629,000)      $   (17,100,000)
                                           ---------------  ---------------  ---------------      ----------------
                                           ---------------  ---------------  ---------------      ----------------

Pro forma net loss per share               $        (3.30)                                        $         (4.06)
                                           ---------------                                        ----------------
                                           ---------------                                        ----------------

Shares used to compute pro
    forma net loss per share                    1,113,145                         3,102,528   b         4,215,673
                                           ---------------                   ---------------      ----------------
                                           ---------------                   ---------------      ----------------


NOTE 1 - The above statement gives effect to the following pro forma adjustments to reflect the acquisition as of the beginning of the period (April 1, 1996):

a.   The amortization of goodwill on a straight-line basis over three years; and

b. The issuance of 3,102,528 shares of SWMC common stock. Common stock equivalent shares from the issuance of warrants and options are excluded from the computation, as their effect is anti-dilutive.

A non-recurring adjustment of $1,972,000 to write-off acquired in-process research and development was not reflected above.

                       SANCTUARY WOODS MULTIMEDIA CORPORATION
                UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              STATEMENT OF OPERATIONS
                      FOR THE THREE MONTHS ENDED JUNE 30, 1997


                                                                              PRO FORMA            PRO FORMA
                                                SWMC           THEATRIX      ADJUSTMENTS           COMBINED
                                           ---------------  --------------  --------------     ---------------

Revenues                                   $      687,000   $     162,000   $           -      $      849,000
Cost of revenues                                  325,000          85,000               -             410,000
                                           ---------------  --------------  --------------     ---------------
    Gross margin                                  362,000          77,000               -             439,000
                                           ---------------  --------------  --------------     ---------------

Operating expenses:
    Research and development                      365,000       1,233,000               -           1,598,000
    Marketing and sales                           720,000         776,000               -           1,496,000
    General and administration                    567,000         451,000         657,000   a       1,675,000
                                           ---------------  --------------  --------------     ---------------
         Total operating expenses               1,652,000       2,460,000         657,000           4,769,000
                                           ---------------  --------------  --------------     ---------------

Operating loss                                 (1,290,000)     (2,383,000)       (657,000)         (4,330,000)

Other income (expense), net                         3,000         (40,000)              -             (37,000)
                                           ---------------  --------------  --------------     ---------------

Net loss                                   $   (1,287,000)  $  (2,423,000)  $    (657,000)     $   (4,367,000)
                                           ---------------  --------------  --------------     ---------------
                                           ---------------  --------------  --------------     ---------------

Pro forma net loss per share               $        (0.66)                                     $        (0.86)
                                           ---------------                                     ---------------
                                           ---------------                                     ---------------

Shares used to compute pro
    forma net loss per share                    1,959,087                       3,102,528   b       5,061,615
                                           ---------------                  --------------     ---------------
                                           ---------------                  --------------     ---------------


NOTE 1 - The above statement gives effect to the following pro forma adjustments to reflect the acquisition as of the beginning of the period (April 1, 1996):

a.   The amortization of goodwill on a straight-line basis over three years; and

b. The issuance of 3,102,528 shares of SWMC common stock. Common stock equivalent shares from the warrants and options issued are excluded from the computation, as their effect is anti-dilutive.

A non-recurring adjustment of $1,972,000 to write-off acquired in-process research and development was not reflected above.

                          REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Theatrix Interactive, Inc.


    In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Theatrix Interactive, Inc. at June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and additional financing may be necessary to fund its operations in fiscal 1997. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter is described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PRICEWATERHOUSECOOPERS LLP


San Jose, California
September 17, 1996

                         THEATRIX INTERACTIVE, INCORPORATED
                                   BALANCE SHEETS



                                                                                   JUNE 30,
                                                             -------------------------------------------------
                                                                 1995             1996             1997
                                                             ---------------  ---------------  ---------------
                                                                                                  (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                 $       17,000   $      387,000   $      858,000
   Accounts receivable, net of returns and allowances of
      $0, $709,000 and $270,000 at June 30,
      1995, 1996 and 1997, respectively                                   -          448,000          229,000
   Inventories                                                            -          188,000          192,000
   Other current assets                                               2,000           22,000           29,000
                                                             ---------------  ---------------  ---------------
        Total current assets                                         19,000        1,045,000        1,308,000

Property and equipment, net                                         180,000        1,331,000          957,000
Deposits and other assets                                            27,000          165,000          119,000
                                                             ---------------  ---------------  ---------------

                                                             $      226,000   $    2,541,000   $    2,384,000
                                                             ---------------  ---------------  ---------------
                                                             ---------------  ---------------  ---------------

LIABILITIES, MANDATORILY REDEEMABLE
CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                          $      358,000   $    1,004,000   $      307,000
   Accrued liabilities                                              612,000          810,000        1,067,000
   Payables to stockholders                                         574,000          378,000                -
   Current portion of long term debt                                 10,000          198,000          968,000
   Convertible subordinated debt                                  1,843,000        2,408,000        2,000,000
                                                             ---------------  ---------------  ---------------
        Total current liabilities                                 3,397,000        4,798,000        4,342,000

Long term debt, net of current portion                               29,000          933,000                -
Other liabilities                                                    14,000           34,000                -
                                                             ---------------  ---------------  ---------------
        Total liabilities                                         3,440,000        5,765,000        4,342,000
                                                             ---------------  ---------------  ---------------

Mandatorily redeemable convertible preferred stock                        -        7,694,000       19,750,000

Commitments and contingencies (Notes 7 and 12)

Stockholders' deficit:
   Preferred Stock, $0.001 par value; 5,767,153
      shares authorized; no shares issued or outstanding                  -                -                -
   Common Stock, $0.001 par value; 50,000,000
      shares authorized; 5,800,500, 6,296,064 and
      6,153,059 shares issued and outstanding in
      June 30, 1995, 1996 and 1997, respectively                      6,000            6,000            6,000
   Additional paid-in capital                                        10,000           27,000           31,000
   Accumulated deficit                                           (3,230,000)     (10,951,000)     (21,745,000)
                                                             ---------------  ---------------  ---------------
        Total stockholders' deficit                              (3,214,000)     (10,918,000)     (21,708,000)
                                                             ---------------  ---------------  ---------------

                                                             $      226,000   $    2,541,000   $    2,384,000
                                                             ---------------  ---------------  ---------------
                                                             ---------------  ---------------  ---------------


      The accompanying notes are an integral part of these financial statements.

                         THEATRIX INTERACTIVE, INCORPORATED
                              STATEMENTS OF OPERATIONS



                                                    YEAR ENDED JUNE 30,
                                    ----------------------------------------------------
                                         1995              1996              1997
                                    ----------------  ----------------  ----------------
                                                                           (UNAUDITED)
Net revenues                        $       113,000   $     2,001,000   $     1,862,000
Cost of revenues                             68,000           370,000           447,000
                                    ----------------  ----------------  ----------------
Gross profit                                 45,000         1,631,000         1,415,000
                                    ----------------  ----------------  ----------------
Operating expenses:
   Research and development               2,161,000         4,737,000         4,865,000
   Sales and marketing                      339,000         3,112,000         5,301,000
   General and administrative               498,000         1,543,000         1,950,000
                                    ----------------  ----------------  ----------------
       Total operating expenses           2,998,000         9,392,000        12,116,000
                                    ----------------  ----------------  ----------------

Loss from operations                     (2,953,000)       (7,761,000)      (10,701,000)

Interest income (expense), net              (87,000)           40,000           (93,000)
                                    ----------------  ----------------  ----------------

Net loss                            $    (3,040,000)  $    (7,721,000)  $   (10,794,000)
                                    ----------------  ----------------  ----------------
                                    ----------------  ----------------  ----------------


      The accompanying notes are an integral part of these financial statements.

                         THEATRIX INTERACTIVE, INCORPORATED
                        STATEMENTS OF STOCKHOLDERS' DEFICIT



                                                       COMMON STOCK              ADDITIONAL                         TOTAL
                                              ------------------------------      PAID-IN       ACCUMULATED      STOCKHOLDERS'
                                                  SHARES          AMOUNT          CAPITAL        DEFICIT           DEFICIT
                                              --------------   -------------   ------------   ---------------   ---------------
Balance at June 30, 1994                          1,300,000    $      1,000    $     2,000    $     (190,000)   $     (187,000)
Issuance of common stock
   at $0.0025 per share                           3,930,000           4,000          6,000                 -            10,000
Issuance of common stock pursuant to the
   exercise of stock options                        570,500           1,000          2,000                 -             3,000
Net loss                                                  -               -              -        (3,040,000)       (3,040,000)
                                              --------------   -------------   ------------   ---------------   ---------------

Balance at June 30, 1995                          5,800,500           6,000         10,000        (3,230,000)       (3,214,000)

Issuance of common stock at $0.08
   per share pursuant to a debt financing           160,533               -         13,000                 -            13,000
Issuance of common stock pursuant to the
   exercise of stock options                        367,500               -          4,000                 -             4,000
Repurchase of common stock pursuant to the
   1995 Stock Option Plan (see Note 11)             (32,469)              -              -                 -                 -
Net loss                                                  -               -              -        (7,721,000)       (7,721,000)
                                              --------------   -------------   ------------   ---------------   ---------------

Balance at June 30, 1996                          6,296,064           6,000         27,000       (10,951,000)      (10,918,000)

Unaudited:
Issuance of common stock at $0.08 pursuant           39,467               -          3,000                 -             3,000
   to a debt financing
Issuance of common stock pursuant to the
   exercise of stock options                         42,562               -          3,000                 -             3,000
Repurchase of common stock pursuant to the
   1995 Stock Option Plan (see Note 11)            (225,034)              -         (2,000)                -            (2,000)
Net loss                                                  -               -              -       (10,794,000)      (10,794,000)
                                              --------------   -------------   ------------   ---------------   ---------------

Balance at June 30, 1997 (unaudited)              6,153,059    $      6,000    $    31,000    $  (21,745,000)   $  (21,708,000)
                                              --------------   -------------   ------------   ---------------   ---------------
                                              --------------   -------------   ------------   ---------------   ---------------


      The accompanying notes are an integral part of these financial statements.

                         THEATRIX INTERACTIVE, INCORPORATED
                              STATEMENTS OF CASH FLOWS


                                                                                YEAR ENDED JUNE 30,
                                                                --------------------------------------------------
                                                                    1995               1996              1997
                                                                --------------    --------------   ---------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:

    Net loss                                                    $  (3,040,000)    $  (7,721,000)   $  (10,794,000)
    Adjustments to reconcile net loss to
      cash used in operating activities:
         Depreciation                                                  61,000           246,000           564,000
         Other noncash transactions                                         -            64,000
         Changes in assets and liabilities:
            Accounts receivable, net                                  108,000          (448,000)          219,000
            Inventories                                                     -          (188,000)           (4,000)
            Other current assets                                       (1,000)          (20,000)           (7,000)
            Deposits and other assets                                 (19,000)         (138,000)           46,000
            Accounts payable                                          315,000           646,000          (697,000)
            Accrued liabilities                                       524,000           198,000           257,000
            Other liabilities                                          14,000            20,000           (34,000)
                                                                --------------    --------------   ---------------
              Net cash used in operating activities                (2,038,000)       (7,341,000)      (10,450,000)
                                                                --------------    --------------   ---------------

Net cash used in investing activities:
    Purchase of equipment, net                                        (82,000)         (673,000)         (190,000)
                                                                --------------    --------------   ---------------

Cash flows from financing activities:
    Proceeds from issuance of mandatorily
      redeemable convertible preferred stock, net                           -         5,618,000         8,303,000
    Borrowings from convertible subordinated debt                   1,843,000         2,578,000         2,592,000
    Borrowings under bank loan                                              -           451,000                 -
    Borrowings from stockholders                                      281,000           100,000                 -
    Payments on amounts due stockholders                                    -          (296,000)         (378,000)
    Principal payments under capital lease obligations                 (4,000)          (84,000)         (163,000)
    Exercise of Series A mandatorily
      redeemable convertible preferred stock warrants                       -                 -           753,000
    Proceeds from the issuance of common stock                         10,000            13,000             3,000
    Exercise of common stock options                                    3,000             4,000             3,000
    Repuchase of common stock                                               -                 -            (2,000)
                                                                --------------    --------------   ---------------
              Net cash provided by financing activities             2,133,000         8,384,000        11,111,000
                                                                --------------    --------------   ---------------

Net increase in cash                                                   13,000           370,000           471,000

Cash at beginning of year                                               4,000            17,000           387,000
                                                                --------------    --------------   ---------------

Cash at end of year                                             $      17,000     $     387,000    $      858,000
                                                                --------------    --------------   ---------------
                                                                --------------    --------------   ---------------

Supplemental disclosure of cash flow information:               $      11,000     $     110,000    $            -
    Interest paid                                               $       1,000     $       2,000    $            -
    Taxes paid

Supplemental disclosure of noncash transactions:
    Purchase of equipment under capital lease obligation        $      44,000     $     725,000    $            -

    Value attributed to the warrants issued upon conversion
      of convertible subordinated debt into mandatorily
      redeemable convertible preferred stock                    $           -     $      38,000    $            -

    Issuance of mandatorily redeemable convertible
      preferred stock in exchange for services rendered         $           -     $      25,000    $            -

    Issuance of mandatorily redeemable convertible
      preferred stock upon conversion of convertible debt       $           -     $   2,012,000    $    3,000,000



      The accompanying notes are an integral part of these financial statements.

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY:

    Theatrix Interactive, Incorporated (the "Company") formerly known as Berkeley Learning Technologies, is a developer and publisher of interactive, multimedia educational software that provides engaging, high quality and open-ended exploratory environments to stimulate children's thinking, problem solving and creative skills.

    The Company was initially incorporated in the State of California. In March 1995, the Company was reincorporated under the laws of the State of Delaware (the "Reincorporation") and changed its name to Theatrix Interactive, Incorporated.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred cumulative losses of $21,745,000 from its inception through June 30, 1997. The Company's fiscal 1998 business plan contemplates additional financing will be necessary for the Company to meet its business operating plans, continue operations and meet working capital requirements during 1998 and beyond. The Company believes it will be successful in securing sufficient financing; however, if the Company is not successful in its efforts, it will be required to reduce discretionary spending to ensure working capital requirements are met. There can be no assurance that the Company can secure sufficient financing or that the Company will achieve profitability. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MERGER WITH SANCTUARY WOODS (UNAUDITED)

    On August 12, 1997, the Company was acquired by Sanctuary Woods Multimedia Corporation ("Sanctuary Woods") in a stock purchase transaction. Following the merger, Theatrix became a wholly-owned subsidiary of Sanctuary Woods. Pursuant to the Agreement and Plan of Reorganization dated June 4, 1997 (the "Merger Agreement the holders of Series A, B and C Preferred Stock, in aggregate, received 614,979, 882,117 and 1,462,829 shares of Sanctuary Woods Common Stock, respectively. The exchange assumed a conversion ratio of 0.05945, 0.10066 and
1.46283 for Series A, B and C Preferred Stock, respectively. Additionally, all issued and outstanding shares of Common Stock and all shares of Common Stock reserved for issuance upon exercise of a common stock options and warrants in aggregate received 128,755 shares of Sanctuary Woods Common Stock based upon a conversion ratio of 0.0298. The outstanding warrants for Series B Preferred Stock were canceled prior to the merger. The outstanding warrants for common stock terminated prior to the merger.

UNAUDITED 1997 FINANCIAL INFORMATION

    The accompanying balance sheet as of June 30, 1997 and the statements of operations, stockholders' deficit and of cash flows for the year then ended have not been audited. Similarly, amounts disclosed in the notes to the financial statements relating to the year ended June 30, 1997 have not been audited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position at June 30, 1997, the results of its operations and its cash flows for the year ended June 30, 1997 and the changes in the stockholders' deficit for the year ended June 30, 1997.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1 on Software Revenue Recognition ("SOP 91-1"). The Company's revenues are derived from product licensing fees relating to the sale of packaged software products, royalties from original equipment manufacturers (OEMs), and software development revenues derived from customer funded software development contract agreements.

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


    Product licensing fees are recognized upon shipment if no significant vendor obligations remain and if collection of the resulting receivable is deemed probable. The Company grants distributors and resellers certain rights of return and price protection on unsold merchandise held by those distributors and resellers. Accordingly, reserves for estimated future returns, exchanges and credits for price protection are accrued upon product shipment.

    The Company has limited control over the extent to which product sold to distributors and resellers are sold through to end users. Accordingly, a portion of the Company's sales may from time to time result in increased inventory at its distributors and resellers. The Company provides sales return reserves for distributor inventories in amounts deemed reasonable by it. These reserves are based on the Company's estimates of expected sell-through by distributors and resellers of its products. Actual results could differ from these estimates.

    The Company provides free telephone technical support to end user customers. These activities are generally considered insignificant post-contract support obligations. The Company estimates that these costs have been immaterial to date.

    Revenues for funded software development are recognized on a percentage of completion basis. The revenue recognized under these contracts in fiscal 1997, 1996 and 1995 were $165,000, $563,000 and $113,000, respectively. Minimum guaranteed royalty revenues not subject to significant future obligations are generally recognized on shipment of software. Royalty revenues that are subject to significant future obligations are recognized when earned. Royalty revenues that exceed the minimum guarantees are recognized when reported.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORY

    Inventory consists primarily of purchased materials and are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. All such assets are estimated to have a useful life of three years.

SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. The Company defines the establishment of technological feasibility as the completion of a working model and assessment of the reasonable market acceptance of the product. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability are capitalized, if material. To date, all software development costs have been expensed.

DEFERRED RENT

    The Company's office lease contains fixed escalations of the minimum annual lease payments during the term of the lease. The Company recognizes occupancy expense on a straight-line basis, recording the difference between the rental amount charged to earnings and the amount payable under the lease as a deferred liability.

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" under an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates.

STOCK SPLIT

    In March 1995, the Board of Directors approved a 2-for-1 stock split. All share amounts have been adjusted to retroactively reflect this split.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable.

    The Company's accounts receivable are primarily derived from revenues to distributors and resellers located in the United States. The Company performs ongoing credit evaluations of its customers financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts.

    Ingram Micro accounted for 46% and 35% of total revenues during the year ended June 30, 1996 and 1997, respectively. Tech Data accounted for 21% of revenues during the year ended June 30, 1996 and Navarre accounted for 17% of the total revenues for the year ended June 30, 1997. No customer accounted for more than 10% of total revenues during the year ended June 30, 1995.

    Ingram Micro, Tech Data and Navarre Corporation accounted for 39%, 39% and 11% of accounts receivable at June 30, 1996, respectively, and 32%, 18% and 17% at June 30, 1997, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company will continue to measure compensation costs using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to comply with the pro forma disclosure requirements of SFAS 123. The Company has determined that SFAS 123 does not have a material impact on the Company's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 requires disclosure of certain information related to the Company's capital structure and is not anticipated to have a material impact on the Company's financial position or results of operations.

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


    In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustment and unrealized gain/loss on available for sale securities. The disclosure prescribed by SFAS 130 must be made beginning with the first quarter of 1998 and is not anticipated to have a material impact on the Company's financial position or results of operations.

    In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has not yet determined the impact, if any, of adopting this new standard. The disclosures prescribed by SFAS 131 are effective in 1998.

    In October 1997 and March 1998, the American Institute of Certified Public Accountants issued Statements of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2") and No. 98-4, "Deferral of the Effective Date of the Provisions of SOP 97-2, "Software Revenue Recognition" ("SOP 98-4"), which the Company is currently required to adopt for transactions entered into in the fiscal year beginning July 1, 1998. SOP 97-2 and SOP 98-4 provide guidance on recognizing revenue on software transactions and supersede previous guidance provided by SOP 91-1. The Company believes that the adoption of SOP 97-2 and SOP 98-4 will not have a significant impact on its current licensing or revenue recognition practices. However, should the Company amend its existing licensing practice, the Company's revenue recognition practices may be subject to change to comply with the accounting guidance provided by SOP 97-2 and SOP 98-4.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use" ("SOP 98-1") which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for the Company's fiscal year ending March 31, 2000. The Company does not expect that the adoption of SOP 98-1 will have a material effect on the Company's financial position or results of operations.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 3 - BALANCE SHEET COMPONENTS:

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)

                                                     JUNE 30,
                                   ---------------------------------------------
                                       1995            1996           1997
                                   --------------  -------------  --------------
                                                                   (UNAUDITED)
Inventories:
   Raw materials                   $           -   $    122,000   $     122,000
   Finished goods                              -         66,000          70,000
                                   --------------  -------------  --------------

                                   $           -   $     188,000  $     192,000
                                   --------------  -------------  --------------
                                   --------------  -------------  --------------

Property and equipment:
   Leased equipment                $      67,000   $    768,000   $     769,000
   Computer equipment                    241,000        667,000         762,000
   Furniture and fixtures                 15,000        171,000         279,000
   Leasehold improvements                  2,000         93,000          79,000
                                   --------------  -------------  --------------
                                         325,000      1,699,000       1,889,000
Less:  accumulated depreciation          145,000        368,000         932,000
                                   --------------  -------------  --------------

                                   $     180,000   $  1,331,000   $     957,000
                                   --------------  -------------  --------------
                                   --------------  -------------  --------------

NOTE 4 - RELATED PARTY TRANSACTIONS:

AMOUNTS PAYABLE TO STOCKHOLDERS

    At June 30, 1996 and 1995, the Company had unsecured demand notes payable to stockholders outstanding of $160,000 and $195,000, respectively. Interest accrued at various interest rates, primarily at prime (9.25% at June 30, 1996) plus one percent. Accrued interest on these notes was $40,000 and $25,000 at June 30, 1996 and 1995, respectively. During 1997, the Company repaid these notes payable and accrued interest.

    During 1996 and 1995, stockholders who were also officers of the Company advanced the Company a total of $218,000 and $118,000 at June 30, 1996 and 1995, respectively. These advances bear no interest and are payable on demand.
During 1997, the Company repaid these advances.

DEFERRED COMPENSATION

    At June 30, 1995, the Company had deferred compensation arrangements totaling $261,000 with three of its employees, whom were significant stockholders and members of the Board of Directors. This amount was included in amounts payable to stockholders at June 30, 1995 and was paid in full during fiscal 1996.

NOTE 5 - CONVERTIBLE SUBORDINATED DEBT:

CONVERTIBLE SUBORDINATED NOTES PAYABLE

    During fiscal 1996 and 1995, the Company borrowed $170,000 and $1,843,000, respectively, in the form of subordinated notes (the "Notes") convertible into shares of preferred stock of the Company. Unpaid principal, together with accrued interest at 9.0% per year, was payable on March 31, 1996. Accrued interest on the notes at June 30, 1995 was $61,000.

    The notes were convertible at the option of the holder into shares of preferred stock and a warrant to purchase additional shares of preferred stock at the issuance price upon the sale of at least $500,000 of preferred stock by the Company through an equity financing, upon which any accrued interest would be waived.

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


    In connection with the Series A Mandatorily Redeemable Convertible Preferred Stock ("Series A Preferred Stock") offering in fiscal 1996 (see Note 10), the Notes were converted into 2,469,329 shares of Series A Preferred Stock at a conversion price of $0.815 per share. Additionally, pursuant to the conversion of the Notes, the holders of the Notes received warrants to purchase 923,017 shares of Series A Preferred Stock at $0.815 per share. The warrants were exercisable through July 1996. Management ascribed a nominal value to the warrants. In fiscal 1997, all holders of the warrants exercised the warrants for 923,017 shares of Series A Preferred Stock.

BRIDGE FINANCING

    In April 1996, the Company entered into a Convertible Promissory Note and Common Stock Purchase Agreement (the "1996 Bridge Financing Agreement") with certain stockholders. Pursuant to the 1996 Bridge Financing Agreement, the stockholders committed to loan the Company up to $3,000,000. The convertible subordinated promissory notes (the "1996 Promissory Notes") issued pursuant to the 1996 Bridge Financing Agreement and the related accrued interest automatically convert into shares of the Company's Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B Preferred Stock") upon the closing of a private placement of the Company's Series B Preferred Stock.

    Pursuant to the 1996 Bridge Financing Agreement, the Company issued $2,408,000 of 1996 Promissory Notes and 160,533 shares of Common Stock during fiscal 1996. The Common Stock was sold at $0.08 per share which represented the fair market value of the stock as determined by the Company's Board of Directors at the date of the 1996 Bridge Financing Agreement.

    In connection with the Series B Preferred Stock offering in fiscal 1997 (see
Note 10), the 1996 Promissory Notes were converted into 2,173,913 shares of Series B Preferred Stock at a conversion price of $1.38 per share.

    In May 1997, the Company entered into a Bridge Financing Agreement (the "1997 Bridge Financing Agreement") and Convertible Preferred Notes (the "1997 Notes") with a stockholder. Pursuant to the Bridge Financing Agreement, the stockholder committed to loan the Company up to $2 million upon the execution of a letter of intent to merge the Company with Sanctuary Woods in an arrangement providing the stockholder with a 24% ownership interest in Sanctuary Woods and a warrant to purchase up to 500,000 shares of Sanctuary Woods Common Stock. As of June 30, 1997, $2 million of the 1997 Promissory Notes were outstanding. The 1997 Promissory Notes automatically converted into shares of the Company's Series C Mandatorily Redeemable Convertible Preferred Stock ("Series C Preferred Stock") upon the closing of the financing arrangement at $2.00 per share (see
Note 12).

NOTE 6 - LONG-TERM DEBT:

    Long-term debt consists of the following:

                                               JUNE 30,
                              --------------------------------------------
                                  1995           1996            1997
                              -------------  --------------  -------------
                                                             (UNAUDITED)

Line of credit                $          -   $     451,000   $    449,000
Lease obligations                   39,000         680,000        519,000
                              -------------  --------------  -------------
                                    39,000       1,131,000        968,000
Less:  current portion              10,000         198,000        968,000
                              -------------  --------------  -------------

                              $     29,000   $     933,000   $          -
                              -------------  --------------  -------------
                              -------------  --------------  -------------

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


LINE OF CREDIT

    In June 1996, the Company obtained a line of credit with a bank that allows borrowing up to $750,000 for capital equipment purchases made through February 1997. Borrowings are payable in 36 monthly installments of principal and interest. Interest accrued on the outstanding balance at prime (9.25% at June 30, 1996) plus 1.5 percent. Borrowings are secured by substantially all of the Company's assets and requires that the Company comply with certain financial covenants. The Company was not in compliance with certain of these convenants as of June 30, 1997. Accordingly, the entire balance outstanding as of June 30, 1997 is included in the current portion of long-term debt.

CAPITAL LEASES

    The Company leases office furniture and equipment under capital leases secured by the leased furniture and equipment.

    In August 1995, the Company obtained a $750,000 equipment lease line of credit for office equipment, furniture and computers. The terms of the agreement require all equipment to be leased under the agreement to be delivered by October 31, 1996. For each acquisition, the payment terms require a 10% deposit, with the remaining balance being financed over 42 months. The Company will be obligated to acquire the equipment at the end of the lease at 15% of cost.

    Future minimum obligations under the capital leases, including the property leased under the lease line of credit, are as follows:

                                                                    CAPITAL
     YEAR ENDING JUNE 30,                                           LEASES
                                                                 -------------
          1997                                                   $    234,000
          1998                                                        255,000
          1999                                                        262,000
          2000                                                        129,000
          2001                                                              -
                                                                 -------------
                                                                      880,000
          Less:  interest                                             200,000
                                                                 -------------
                                                                      680,000
          Less:  current portion                                      161,000
                                                                 -------------

                                                                 $    519,000
                                                                 -------------
                                                                 -------------

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


NOTE 7 - COMMITMENTS AND CONTINIGENCIES:

OPERATING LEASES

    The Company leases its office space under a five year operating lease expiring in November 1999 that includes rent escalations throughout the term of the lease. Additionally, the Company leases office equipment under noncancelable operating leases expiring in 1998. Future minimum lease payments required under these leases are as follows:


     YEAR ENDING JUNE 30,
          1997                                             $    219,000
          1998                                                  240,000
          1999                                                  250,000
          2000                                                  110,000
                                                           -------------

                                                           $    819,000
                                                           -------------
                                                           -------------

    Rent expense was approximately $66,000, $158,000 and $312,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

CONTINGENCIES

    The Company has certain contingent liabilities resulting from litigation and claims arising in the ordinary course of business. Management believes that the probable resolution of such contingencies will not materially affect the financial position or results of operations of the Company.

NOTE 8 - INCOME TAXES:

    No current provision or benefit for federal or state income taxes has been recorded for the years ended June 30, 1997, 1996 and 1995 as the Company has incurred net operating losses and has no carryback potential. No deferred provision or benefit for income taxes has been recorded as the Company is in a net deferred tax asset position for which a full valuation allowance has been provided. Deferred tax assets of approximately $4,400,000 and $1,400,000 at June 30, 1996 and 1995, respectively, consist primarily of net operating loss and credit carryforwards.

    At June 30, 1996, the Company had federal and state net operating loss carryforwards of approximately $9,400,000 and $2,100,000, respectively, available to reduce future taxable income. Such carryforwards begin to expire in the year 2012. The income tax benefit from the utilization of net operating loss carryforwards may be limited in certain circumstances including, but not limited to, cumulative stock ownership changes of more than 50% over a three year period.

NOTE 9 - STOCKHOLDERS' DEFICIT:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

    In conjunction with the Company's reincorporation in the state of Delaware in March 1995, the Company was authorized to issue common and preferred stock. The total number of shares of common stock the Company was authorized to issue increased from 10,000,000 with no par value to 15,000,000 with a par value of $0.0001. The

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


total number of shares of preferred stock the Company was authorized to issue increased from 3,000,000 with no par value to 5,000,000 with a par value of $0.0001.

    In July 1995, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares from 20,000,000 to 70,000,000. The total shares authorized for common stock increased from 15,000,000 to 50,000,000, and shares authorized for preferred stock increased from 5,000,000 to 20,000,000, each with a par value of $0.001. All share data has been retroactively adjusted to reflect a par value of $0.001.

    In December 1994, two stockholders, who are also officers of the Company, entered into stock restriction and transfer agreements that place transfer restrictions upon the two stockholders until the Company files for an initial public offering. These agreements also provide each stockholder the right of first refusal to purchase shares from the other stockholder upon the occurrence of certain events. Further, the Company and the two stockholders have entered into other agreements allowing the Company the second right of refusal to purchase shares from either of the two stockholders. In July 1995, the two stockholders, the Company and the preferred stockholders entered into an agreement that replaced the December 1994 agreement and provided a third right of refusal to the preferred stockholders.

    In August 1996, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares from 70,000,000 to 75,000,000. The total shares authorized for preferred stock increase from 20,000,000 to 25,000,000.

    As a result of the Company's merger with Sanctuary Woods Multimedia Corporation, the Company amended and restated its Articles of Incorporation such that all shares preferred and common stock of the Company outstanding as of the date of the merger were converted into shares of Sanctuary Woods Common Stock based on the exchange ratios specified in the Merger Agreement (see Note 12).

COMMON STOCK WARRANTS

    During fiscal 1995, the Company entered into a license and co-development agreement with a nonprofit organization. Pursuant to this arrangement, the Company issued warrants to purchase up to 122,699 shares of the Company's common stock at $0.815 per share. Management ascribed a nominal value to the warrants. In accordance with the warrant provisions, the warrant terminated when the warrant holder elected not to exercise the warrant in conjunction with the Merger Agreement (see Note 12).

NOTE 10 - MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

    The Company authorized 10,344,401 shares of Mandatorily Redeemable Convertible Preferred Stock and designated all shares as Series A at June 30, 1996. The Company has 9,421,384 shares of Series A preferred stock issued and outstanding at June 30, 1996. The Company had no shares of mandatorily redeemable convertible preferred stock authorized, designated, issued or outstanding at June 30, 1995.

    During fiscal 1997, the Company amended and restated its Articles of Incorporation and authorized 19,232,847 shares of mandatorily redeemable convertible preferred stock and designated 10,344,401 shares and 8,888,446 shares as Series A and B preferred stock, respectively.

    In July 1997, the Company amended and restated its Articles of Incorporation to designate 1,000,000 shares of preferred stock as Series C preferred stock and amend certain liquidation rights of the holders of Series A and Series B preferred stock.

    A summary of mandatorily redeemable convertible preferred stock activity is as follows:

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


                                                              SHARES            AMOUNT
                                                          ----------------  ----------------
Issuance of Series A Preferred Stock at
   $0.815 per share upon conversion of
   subordinated debt                                            2,469,329   $     2,013,000
Issuance of Series A Preferred Stock at
   $0.815 per share, net of issuance costs of
   approximately $22,000                                        6,921,380         5,618,000
Amount of value attributable to warrants
   issued upon conversion of subordinated debt
   to Series A Preferred Stock                                          -            38,000
Issuance of Series A Preferred Stock at
   $0.815 per share in exchange for services
   rendered                                                        30,675            25,000
                                                          ----------------  ----------------
BALANCE AT JUNE 30, 1996                                        9,421,384         7,694,000

Unaudited:
Exercise of Series A Preferred Stock warrants                     923,017           753,000
Issuance of Series B Preferred Stock at
   $1.38 per share, net of issuance costs of $868,000           6,594,221         8,198,000
Issuance of Series B Preferred Stock at
   $1.38 per share upon conversion of
   subordinated debt                                            2,173,913         3,000,000
Issuance of warrants to purchase 120,312
   shares of Series B Preferred Stock at $1.73
   per share in exchange for services                                   -           105,000
                                                          ----------------  ----------------

BALANCE AT JUNE 30, 1997 (UNAUDITED)                           19,112,535   $    19,750,000
                                                          ----------------  ----------------
                                                          ----------------  ----------------


    During fiscal 1996, the Company converted $2,013,000 of convertible subordinated notes payable (see Note 5) into 2,469,329 shares of Series A preferred stock. During fiscal 1997, the Company converted $3,000,000 of 1997 convertible subordinated notes payable (see Note 5) into 2,137,913 shares of Series B preferred stock.

    Holders of Series A and B preferred stock have certain rights, preferences and restrictions with respect to dividends, redemption, conversion, liquidation and voting as set forth in the Amended and Restated Articles of Incorporation and summarized below.

DIVIDEND RIGHTS

    Holders of Series A and B preferred stock are entitled to receive noncumulative dividends at a per annum rate of $0.0652 and $0.1104 per share, respectively, when and if declared by the Board of Directors. No dividends on Series A and B preferred stock have been declared by the Board from inception through June 30, 1997.

VOTING RIGHTS

    Each share of Series A and B preferred stock has voting rights equal to a share of common stock and votes together as one class with common stock.

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


    As long as any shares of Series A and B preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of Series A and B preferred stock in order to sell or effect a merger, consolidate or sale of assets where existing stockholders retain less than 50% of the voting power of the surviving entity, alter or change the rights, preferences or privileges of the shares of Series A and B preferred stock, increase or decrease the total number of authorized shares of preferred stock, or authorize or issue, or obligate itself to issue, any other equity security having a preference over, or being on parity with, the Series A and B preferred stock with respect to voting, dividends, redemption or upon liquidation.

LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and preferred stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A and B preferred stock are entitled to receive an amount of $0.815 and $1.38 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. Should the Company's legal available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed ratably among the holders of the Series A preferred stock and the Series B preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

REDEMPTION

    At any time after July 25, 2000, a vote of two-thirds of the then outstanding shares of Series A and B preferred stock may require the Company to redeem all or some of the outstanding Series A and B preferred stock at a per share price equal to the original issue price plus an amount equal to declared but unpaid dividends on such shares. The redemption amount shall be payable in twelve equal quarterly installments.

CONVERSION RIGHTS

    Each share of Series A and B preferred stock may be converted at any time and from time to time into one share of common stock, subject to adjustment for dilution. Subject to certain limitations in the amended and restated Articles of Incorporation, the conversion price of the Series A and B preferred stock is subject to anti-dilution adjustments for any future issuance of preferred stock, common stock or common stock equivalents at a per share price less than the purchase price of the Series A and B preferred stock. Each share of Series A and B preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of an initial public offering for the Company's common stock at a price not less than $5 per share and $10,000,000 in the aggregate, (2) the consent or agreement of the holders of a majority of Series A and B preferred stock, or (3) the date upon which two thirds of the Series A and Series B preferred stock shares originally issued has been redeemed.

    Pursuant to the Merger Agreement, all outstanding shares of the Company's preferred stock were exchanged for shares of Sanctuary Woods common stock upon the acquisition of the Company by Sanctuary Woods.

SERIES A AND B PREFERRED STOCK WARRANTS

    Pursuant to the conversion of the subordinated notes payable (see Note 5), the holders received warrants to purchase 923,917 shares of Series A preferred stock at $0.815 per share during the 1996 fiscal year. The warrants were exercisable through July 1996. Management ascribed a nominal value to the warrants. During 1997, the holders exercised the warrants and received 923,017 shares of Series A preferred stock.

    In fiscal 1997, pursuant to the Series B preferred stock underwriting agreement, an investment banker received in exchange for services cash and a warrant to purchase 120,312 shares of the Series B preferred stock at an exercise price of $1.73 per share. The warrants were exercisable through August 2001. Management ascribed a value of $105,000 to the warrants. Pursuant to the Merger Agreement, the warrants were terminated on August 12, 1997 (see Note 12).

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (Continued)


NOTE 11 - STOCK OPTION PLAN:

    In March 1995, the Company adopted a stock option plan ("the 1995 Stock Option Plan") that allows for the grant of up to 2,000,000 stock options to be granted as incentive stock options to employees or as nonstatutory stock options to both employees and consultants. Under the terms of the Plan, stock options will be granted at a price no less than 85% of the fair market value of the stock at the date of grant as determined by the Board of Directors, except for employees who, prior to the grant, own more than 10% of the voting power of the stock. The exercise price for such employees will be no less than 110% of the market value of the stock at the date of grant. Stock options generally vest over a four year period and may be exercised upon their grant, but no longer than ten years from the date of grant.

    The stock option activity from the adoption of the Plan through June 30, 1997 is as follows:

                                                                             JUNE 30,
                                      -------------------------------------------------------------------------------------
                                                1995                           1996                         1997
                                      ---------------------------  ---------------------------  ---------------------------
                                                                                                       (UNAUDITED)

                                                     WEIGHTED-                      WEIGHTED-                   WEIGHTED-
                                                      AVERAGE                        AVERAGE                     AVERAGE
                                                      EXERCISE                      EXERCISE                     EXERCISE
                                        SHARES         PRICE          SHARES          PRICE       SHARES          PRICE
                                      ------------  -------------  -------------  ------------  ------------  -------------
Outstanding at beginning of year                -   $          -        158,500   $     0.005       348,000    $     0.075
   Granted                                729,000          0.005        559,000         0.054       590,500          0.125
   Exercised                             (570,500)         0.005       (367,500)        0.017       (42,562)         0.083
   Cancelled                                    -              -         (2,000)        0.050      (350,281)         0.103
                                      ------------                 -------------                ------------

Outstanding at end of year                158,500          0.005        348,000         0.075       545,657          0.111
                                      ------------                 -------------                ------------
                                      ------------                 -------------                ------------

Options exercisable at end of year        158,500                       348,000                     545,657
                                      ------------                 -------------                ------------
                                      ------------                 -------------                ------------

Weighted-average fair value of
   options granted during the year    $     0.005                   $     0.054                 $     0.125
                                      ------------                 -------------                ------------
                                      ------------                 -------------                ------------


    The following table summarizes information about the stock options outstanding at June 30, 1997 (unaudited):

                                   OPTIONS OUTSTANDING                                OPTIONS EXERCISEABLE
                 ----------------------------------------------------------  -----------------------------------
                                        WEIGHTED-
                                         AVERAGE             WEIGHTED-                               WEIGHTED-
                       NUMBER           REMAINING             AVERAGE             NUMBER              AVERAGE
RANGE OF           OUTSTANDING AT      CONTRACTUAL           EXERCISE         EXERCISEABLE AT         EXERCISE
EXERCISE PRICES    JUNE 30, 1997           LIFE                PRICE           JUNE 30, 1997           PRICE
---------------  -----------------  -------------------  ------------------  -----------------  ----------------
$     0.05                 51,000          8.22 years          $     0.05              51,000    $        0.05
$     0.08                190,657          8.88                      0.08             190,657             0.08
$     0.14                304,000          9.55                      0.14             304,000             0.14
                 -----------------                                           -----------------

                          545,657          9.19                      0.11             545,657             0.11
                 -----------------                                           -----------------
                 -----------------                                           -----------------

                         THEATRIX INTERACTIVE, INCORPORATED
                         NOTES TO THE FINANCIAL STATEMENTS
                                    (CONTINUED)


    At June 30, 1997 (unaudited), approximately 981,000 stock options had been exercised and were converted into restricted common stock which vests over the same period as the underlying options. At June 30, 1997 (unaudited), there were 171,000 shares of restricted common stock vested. The Company has the right of first refusal which is exercisable in connection with any restricted common stock until the Company is public. If the option holder terminates employment or service, the Company has the right to repurchase any shares exercised but unvested at the exercise price. At June 30, 1997 (unaudited), the Company had repurchased 258,002 shares for a nominal amount.

NOTE 12 - RECENT DEVELOPMENTS (UNAUDITED):

SERIES C MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    During fiscal 1997, the Company issued $2,000,000 of convertible subordinated notes payable (see Note 5), which were converted into 1,000,000 shares of Series C preferred stock in fiscal 1998.

    The Series C preferred stock has rights with respect to voting, dividends, redemption, liquidation and conversion similar to the holders of the Series A and B preferred stock, except that the holders of Series C preferred stock will receive a dividend rate of $0.16 per share and a liquidation preference of $2.00 per share.

    The Company's amended and restated Articles of Incorporation were amended to provide that in an event of a liquidation, as defined above, should the Company's legal available assets be insufficient to satisfy the liquidation preferences, 48.27083% of the funds will be distributed ratably among the holders of the Series A and Series B preferred stock, 47.14958% of the funds will be distributed ratably among the holders of Series C preferred stock and any remaining funds will be distributed ratably among the holders of the common stock.

MERGER WITH SANCTUARY WOODS

    On August 12, 1997, the Company was acquired by Sanctuary Woods in a stock purchase transaction. Following the merger, Theatrix became a wholly-owned subsidiary of Sanctuary Woods. Pursuant to the Merger Agreement, the holders of Series A, B and C preferred stock, in aggregate, received 614,979, 882,640 and 1,462,829 of Sanctuary Woods common stock, respectively, assuming a conversion ratio of 0.05945, 0.10066 and 1.46283, respectively. Additionally, all issued and outstanding shares of common stock and all shares of common stock reserved for issuance upon exercise of a common stock options and warrants, in aggregate, were converted into 128,755 shares of Sanctuary Woods common stock using a ratio of 0.0298. The outstanding warrants for Series B preferred stock were canceled prior to the merger. The outstanding warrants for common stock terminated prior to the merger.

BUSINESS REORGANIZATION

    On November 4, 1997, Sanctuary Woods and Theatrix proposed a plan of settlement (the "Proposed Settlement") to all their general unsecured creditors (the "Creditors"). Sanctuary Woods and Theatrix estimated that combined amounts due to the Creditors approximate $2.5 million, including $1 million of amounts due under equipment leases secured by the underlying assets. The Proposed Settlement excludes a first-priority secured claim of $525,000 due under an arrangement with a bank. In addition, the Proposed Settlement excludes $500,000 in amounts due under software license agreements and $90,000 of amounts due to software fulfillment houses as the licensing and fulfillment houses are necessary to the continued operations of Sanctuary Woods and Theatrix.

    The Proposed Settlement provides that (1) the Creditors owed less than $50,000, will receive a payment of fifteen percent of the aggregate claim on or before December 27, 1997 or seventeen percent of the aggregate claim on or before March 20, 1998 and (2) the Creditors owed more than $50,000, will receive seventeen percent of aggregate claims by March 20, 1998. Sanctuary Woods and Theatrix met with the Creditors on November 21, 1997 and requested that the Creditors vote on the Proposed Settlement by December 5, 1997. In December 1997, the Creditors who elected to receive a payment of fifteen percent of the aggregate claims totaling $491,000 were paid an amount totaling $74,000. No other amounts have been paid under the Proposed Settlement.